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                                                                    Exhibit 10.8

                                           Translation from Russian into English


                         CONTRACT No. 498/41286111/001


Moscow                                                            April 12, 2001

Firm "COMPETENT-C"SRL (Republic of Moldova), hereinafter referred to as the Vendor, in the person of Director Kostenko V.E. acting on the Statute basis and "Sovagroimport" Ltd. (Russian Federation), hereinafter referred to as the Buyer, in the person of Director Gorelov G.N. acting on the Statute basis, hereby agree as follows:


                                   ARTICLE I
                            SUBJECT OF THE CONTRACT
1.1. The Vendor sells and the Buyer pays for and accepts strong drinks (hereinafter the Goods) in the quantity and assortment stated in Specification that makes up an integral part to the present Contract, on DAF terms, Russian-Ukraine frontier (Suzemka) (INCOTERMS 2000).


                                   ARTICLE 2
                      VOLUME AND TOTAL VALUE OF THE GOODS
2.1. The price for the Goods is quoted in US dollars and depends on the delivery terms stated in art. 1.1. of the present Contract.
2.2. The volume of delivery under the present Contract constitutes 7 000 000 (seven million) bottles.
2.3. The total value of the Contract constitutes 4 900 000 (four million nine hundred thousand) US dollars.
2.4. For each delivered consignment of the Goods a separate Invoice (that makes up an integral part of the present Contract) shall be issued and it shall indicate the assortment, quantity and value of the consignment of the Goods as well as the currency of the payment and the terms of payment for the given lot of the Goods.


                                   ARTICLE 3
                              TERMS OF THE PAYMENT
3.1. Payment of the Goods shall be performed in US dollars or in RF rubles according to the exchanging rate of the Central Bank of RF on the date of payment. The currency of the payment of each consignment of the Goods shall be identified in the relevant invoice (art. 2.4. of the present Contract),
3.2. Payment of each lot of the Goods shall be performed on the terms of relevant invoice (art. 2.4. of the present Contract).
The terms of payment can vary from 100% advance payment of the total value of the lot performed 20 days prior to delivery to payment of the Goods value within 90 days after the consignment delivery.
In case of non-delivery of short-delivery of the Goods under the Contract the Vendor shall refund the relevant amount of the advanced payment in the currency the payment was performed on the Buyer's account with JSCB "BIN" within no more than 90 days of the date of money transfer performed by the Buyer.

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                                           Translation from Russian into English

3.3. Payment of the delivered Goods shall be made by money transfer to the stated in the Contract clearing account of the Vendor or his agents provided the parties signed an additional agreement to the present Contract.


                                   ARTICLE 4
                                 EXCISE LABELS
4.1. The Buyer shall pass excise labels to the Vendor through Acceptance Report signed by both Parties and indicating the quantity, series and conditions of the given labels.
4.2. As, according to the RF legislation, excise labels are documents of strict financial accounts, the Vendor shall bear responsibility for the labels since they passed to the Vendor. The Vendor shall glue the labels to the Goods or return any damaged label to the Buyer according the current RF legislation.
4.3. If the Vendor fails to fulfil the contractual obligations but not through Force Major, the Vendor shall bear all expenses on return of the excise labels to the Buyer and the labels shall be returned within the shortest possible period.
4.4. If the Contract is cancelled all expenses on return of the excise labels to the Buyer shall be covered by the responsible Party and the excise labels shall be returned to the Buyer within 10 (ten) days from the date of cancellation.
4.5. In any case the labels shall be returned to the Buyer in a manner specified in art. 4.2. of the Contract within no more than 75 (seventy five) days after the Vendor received them (taking into account duration of Force Major circumstances).
4.6. If the labels are not returned in a manner and within the terms specified in art. 4.4. and 4.5. of the present Contract, the Vendor shall pay a penalty to the extent of the labels value and the custom guarantee amount deposited by the Buyer on the RF custom.


                                   ARTICLE 5
                              QUALITY OF THE GOODS
5.1. The quality of the Goods shall meet National Standards of the Russian Federation.
5.2. To certify the Goods the Vendor shall submit the following documents issued by the competent authorities of the origin country for each lot of the Goods:

-    Quality Certificate of the Producer;
-    National Test Reports;
-    National Compliance Certificate;
-    Compliance Certificate, version GOST-P, SGS.
5.3. Acceptance of the Goods shall be performed at the place of destination according to waybills. If quality of the Goods fail to meet the requirement of the present Contract, the Buyer has the right to decline acceptance providing the fact of non-compliance of the delivered Goods is confirmed by the resolution of an authority competent in the Certification System (GOSSTANDART) of Russia. In this case the Vendor shall replace the substandard Goods at his expense and indemnify the Buyer for the losses (customs duties, transport expenses, storage and other).
5.4. The Buyer reserves the right either to claim the substandard Goods to be replaced to the standard Goods or to decline payment of the Goods and in case the Goods have been already paid for to charge a refund in the currency of payment.
The Buyer also has the right to claim the purchasing price of the substandard Goods to be relevantly reduced.

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                                           Translation from Russian into English


5.5. Claims on the Goods quantity shall be made during 30 days of receipt of the Goods in case of inbox shortage. Content and grounds of the claim shall be confirmed by the relevant acceptance report.


                                   ARTICLE 6
                           OBLIGATIONS OF THE PARTIES

6.1.    The Vendor undertakes to:
6.1.1. Deliver the Goods quality of which meets the requirements both of the country of origin and the RF.
6.1.2. Make on his account a contract on the Goods transportation on standard terms and to the specified place of destination.
6.1.3. Forward with the Expeditor documents necessary for delivery, transportation and acceptance of the Goods.
6.1.4. Perform customs clearance of the exported Goods and pay all taxes and customs duties connected to the export of the Goods.
6.1.5. Before the delivery of the Goods send to the Buyer by fax (or pass personally) an Invoice in order to adjust the assortment, quantity and value of the lot.
6.1.6. Cover all risks and bear all expenses until the Goods are delivered to the Buyer on the terms stipulated in the Contract.
6.1.7. Inform the Buyer about the norms of storage temperature to keep the quality of the Goods up to standard.

6.2.    The Buyer undertakes to:
6.2.1.  Pay for the Goods according to art. 3 of the present Contract.
6.2.2. Obtain at his risk and expense any import license and/or other national authorization essential for the Goods import and make all customs clearance connected with import of the Goods in the RF.
6.2.3.  Accept the Goods and documentation delivered by the Vendor.
6.2.4. Cover all risks and bear all expenses regarding the Goods after the delivery.
6.2.5.  Observe storage temperature recommended by the Vendor.
6.3. The Vendor has the right to select an Expeditor to deliver the Goods under the Contract.
6.4. In this case the Vendor has the right to assign rights and obligations of the shipper, financial executive on the territory of Moldova Republic and brand holder to the Expeditor selected in accordance with art. 6.3 (financial obligations can be assigned to the third party that is not the Expeditor),
6.5. In case of the Expeditor assignment each delivery shall be performed through trilateral additional agreements to the present Contract (quadrilateral if the financial executive is not the Expeditor). This agreements shall stipulate the quantity of the delivered Goods, the scope of the Expeditor's assignment under the present Contract as well as the terms of payment for each lot of the Goods.
If not otherwise stipulated in the trilateral agreement, the Expeditor through each delivery shall bear complete rights and obligations of the Vendor under the present Contract excluding the right to assign an expeditor.

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                                           Translation from Russian into English


                                   ARTICLE 7
                               TERMS OF DELIVERY
7.1. Delivery of the Goods shall be performed during 20 days of the date the Vendor got excise labels for the relevant lot of the Goods.

7.2. In case of advanced payment (partial or complete) delivery of the Goods shall be performed during 20 days of the date the Buyer remitted the money.


                                   ARTICLE 8
                              SHIPMENT INSTRUCTIONS

8.1. Shipment of the Goods shall be performed according to the Buyer's instructions only after adjustment of the relevant invoice. The Vendor shall indicate in shipment reports:
-       place of shipment;
-       place of destination;
-       customs of destination;
-       consignee;
-       shipper;
-       Contract number;
-       series and quantity of the excise labels for each title of the Goods;
-       number of purchasing order for excise labels;
-       title and quantity of the Goods (pallet, place, bottle);
-       gross and net weight.


                                   ARTICLE 9
                              PACKING AND MARKING
9.1. Package of the Goods shall comply with the standards of the Russian Federation and ensure safe and sound conditions of the Goods during transportation, reshipment and unloading provided proper handling.
9.2. Marking of the shipped Goods shall meet all necessary requirements (including transport requisites) of the Buyer's country.


                                   ARTICLE 10
                             SHIPMENT NOTIFICATIONS
10.1. The Vendor shall inform the Buyer about the date of shipment, titles and quantity of the shipped Goods, numbers of transport facilities and numbers of waybills no later than 24 hours before the date of shipment.
10.2. The Vendor during 72 hours prior the date of shipment shall submit the patterns of the Goods to the Buyer in the quantity 4 items of each title for certification and copies of the following covering documents:
-       Invoice;
-       Waybills
-       Certificate of Origin of the Goods;
-       Expertise Report of the local Chamber of Commerce and Industry;
- Original CT-1 for the shipped Goods from the CIS to confirm the original country of the Goods
-       Documents specified art. 5.2 of the present Contract.

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                                           Translation from Russian into English


                                   ARTICLE 11
                                  FORCE MAJOR
11.1. The Parties shall be indemnified for partial or complete non-fulfillment of the obligations under the present Contract if this non-fulfillment comes as a result of exceptional circumstances arisen after the signing of the present Contract and these circumstances and reasons led to them (Force Major) being beyond the parties control affected on the performance of the given Contract. Force Major shall include: earth-quake, flood, fire and other natural phenomenon as well as legislative acts, wars and other circumstances beyond the parties control.
11.2. If any from the stated above circumstances directly effected on the fulfillment of the obligations in the period stipulated in the Contract, then that period shall be postponed according to Force Major duration.
The party under Force Major shall immediately inform the other one in written form about Force Major circumstances and their probable duration. A certificate issued by the CCI or other competent authority of the relevant party can be considered an appropriate evidence of the stated above circumstances. If any party fails to notify the other one about Force Major circumstances during 15 days from the beginning of these circumstances then the Parties shall deprive the right to refer to the stated above circumstances as to a ground for indemnity against non-fulfillment of the obligations.
11.3. If Force Major circumstances last more than two months, the Parties have the right to cancel partially or completely the present Contract.


                                   ARTICLE 12
                     ARBITRATION AND APPLICABLE LEGISLATION
12.1. The Parties during the negotiations shall, if possible, settle all disputes arisen under the present Contract or in the connection of its performance.
12.2. If the Parties fail to settle the dispute by means of negotiations, the dispute shall be submitted to the Arbitration Court at the place of the defendant.
12.3. As a modification of the manner of the disputes settlement specified in art. 12.2 of the Contract, the Parties agree to refer all disputes regarding advanced payment refund (in all cases) and accordingly all questions regarding the Contract cancellation in connection with the delay in delivery of the Goods to the Arbitration Court of Moscow City. All other questions are settled as stipulated in the Contract.
12.4. The present Contract is governed under the legislation of the Russian Federation.


                                   ARTICLE 13
                  LANGUAGE OF THE CONTRACT AND CORRESPONDENCE
13.1.   Official language of the present Contract is Russian.
13.2.   All correspondence under the Contract shall be in the Russian language.


                                   ARTICLE 14
                               CLOSING PROVISIONS
14.1. Any modifications and annexes to the present Contract come to force providing they are made in written form and signed by authorized representatives of the Parties.
14.2.   The Contract is valid during 12 months from its signing.
14.3. The present Contract is drawn up in 2 original copies in Russian, l copy for the Party.

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                                           Translation from Russian into English


             JURIDICAL ADDRESSES AND BANK REQUISITES OF THE PARTIES

THE VENDOR: Firm "COMPETENT-C" SRL; f/c 116642
Moldova, Chisinau, 9/1 Uzinelor str., ap. 4;
C/a 2224801000002408, Fintorgbank, MFO 280101735.

THE BUYER: "Sovagroimport" Ltd. 3235023562;
241020 the RF, Breansk City, 2 Avenue str., 12, ap. 401;
c/a 40702810100000510622, current currency account 40702840400000510622, special transit account 40702840100009510622 with ISC13 "BIN", Moscow c/s 30101810200000000205, [RUSSIAN OMITTED] 044525205; OKIIO 41286111,
OKOHX 71100, 71200.


                           SIGNATURES OF THE PARTIES

                                    [SEAL]

This translation has been performed at the translation office "INTACT-SERVICE" SRL.


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